EXHIBIT 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact American Realty Investors, Inc. Gene Bertcher - Investor Relations (800) 400-6407 Investor.relations@americanrealtyinvest.com

Americas Realty Investors, Inc. Reports Third Quarter 2013 Results

Dallas (November 14. 2013) - American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2013. ARL announced today that the Company reported net loss applicable to common shares of $7 million or $0.62 per diluted earnings per share as compared to a net loss applicable to common shares of $49,000 or $0.00 per diluted earnings per share for the same period ended 2012.

The Company continues to fortify its portfolio and streamline its operational activity, while at the same time maintaining its commitment to creating value. As market conditions improve, we continue to pursue selective opportunities.

The apartment portfolio continues to be fairly robust and we are seeing encouraging signs within our commercial portfolio, as new tenant activity is improving. At the same time there is growing, though modest, indications of renewed interest in land sales.

Rental and other property revenues were $27.3 million for the three months ended September 30, 2013. This represents a decrease of $0.3 million, as compared to the prior period revenues of $27.8 million. Our apartment portfolio increased by $0.9 million, our commercial portfolio decreased by $1.3 million and we saw a small increase of $0.1 million in our land portfolio. Within the apartment portfolio, the increase is due primarily to increased rent revenues and stabilized mid-90's occupancy throughout the portfolio. Within our commercial portfolio, the same properties decreased by $1.3 million related to some larger square-foot tenants downsizing or moving out. Although we have had a decrease in rental revenue related to these vacancies, we have secured several new leases that are in the build-out process or have recently moved in and we expect to see our commercial portfolio revenue increase in the near future. Within the land and other portfolio, the increase is due to oil and gas royalties.

General and administrative expense, were $1.9 million for the three months ended September 30, 2013. This represents an increase of $0.6 million, or compared to the prior period expenses of $1.3 million. The majority of the increase is related to professional services and an increase in our cost reimbursements due to our Advisor.

Interest income was $3.8 million for the three months ended September 30, 2013. This represents an increase of $1.3 million, as compared to the prior period interest income of $2.3 million. This increase was due to an agreement made on January 1, 2013. where a subsidiary of the Company, Transcontinental Realty Investors, Inc. ("TCI") extended the maturity on the surplus cash flow notes receivable from UHF for an additional term of five years in exchange for the early termination of the preferred interest rate. The original notes gave a five-year period of prferreded interest rate at 5.23%, before returning to the original we sate of 12%.

Mortgage and loan interest was $10.7 million for the three months ended September 30, 2013. This represents a decrease of $0.2 million, as compared to the prior period interest expense of $10.9 million. This change, by segment, is a decrease in the apartment portfolio of  $0.9 million, an increase in the commercial portfolio $0.4 million and an increase in the olher portfolio of $0.3 million. Within the apartment portfolio, the majority of the decrease relates to the same apartment portfolio due to the refinances closed with long-term, low interest rates. The other portfolio increased primarily due to an adjustment of the related party obligation, resulting in addidonal interest expense owed in the current period.

Litigation settlement expense was $2.8 million for the three months ended September 30, 2013. The settlement expenses relate to guarantor settlements on various land parcels that were foreclosed upon in prior years. In order to avoid future litigation and legal expenses, we settled and are making payment plans on the agreed upon deficiencies.

Gain on land sales decreased for the three months ended September 30, 2013 as compared to the prior period.   In the current period, we sold 8.83 acres of land in one transaction for a sales price of $850,000 and recorded a gain of $0.3 million. We also entered into an agreement for the settlement of a land property and received a discount for early payoff of the loan, which resulted in adjustment to gain an sale of $0.3 million. In the prior period, we sold 102.28 acres of land in seven separate transactions for an aggregate sales price of $16.1 million and recorded a gain of $2.9 million.

About American Realtyy Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate.  The Company also holds mortgage receivables.  For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues (including $165 and $164 for the three months and $497 and $499 for the nine months ended 2013 and 2012, respectively, from related parties)	$27,482	$27,771	$81,455	$81,683

Expenses:
Property operating expenses (including $204 and $234 for the three months and $629 and $753 for the nine months ended 2013 and 2012, respectively, from related parties)	14,042	13,894	39,601	39,988
Depreciation and amortization	5,304	5,033	15,608	14,927
General and administrative (including $933 and $747 for the three months and $2,924 and $2,587 for the nine months ended 2013 and 2012, respectively, from related parties)	1,919	1,332	6,181	5,105
Provision on impairment of notes receivable and real estate assets	1,125	-	1,926	-
Advisory fee to related party	2,584	2,215	7,625	7,573
Total operating expenses	24,974	22,474	70,941	67,593
Operating income	2,508	5,297	10,514	14,090

Other income (expenses):
Interest income (including $3,718 and $2,245 for the three months and $10,574 and $10,416 for the nine months ended 2013 and 2012, respectively, from related parties)	3,778	2,280	10,831	10,342
Other income and expenses (including $0 and $1,500 for the three months and $0 and $4,500 for the nine months ended 2013 and 2012, respectively, from related parties)	64	1,192	2,750	5,173
Mortgage and loan interest (including $1,168 and $903 for the three months and $2,849 and $2,756 for the nine months ended 2013 and 2012, respectively, from related parties)	(10,723)	(10,962)	(32,883)	(35,439)
Deferred borrowing costs amortization	(264)	547	(3,700)	(2,340)
Loan charges and prepayment penalties	(49)	(35)	(7,411)	(6,197)
Loss on sale of investments	(275)	-	(283)	(361)
Earnings from unconsolidated investees	69	134	256	284
Litigation settlement	(2,764)	(130)	(2,752)	(135)
Total other expenses	(10,164)	(6,974)	(33,192)	(28,673)
Loss before gain on land sales, non-controlling interest, and taxes	(7,656)	(1,677)	(22,678)	(14,583)
Gain on land sales	598	2,898	563	6,615
Net income (loss) from continuing operations before taxes	(7,058)	1,221	(22,115)	(7,968)
Income tax benefit (expense)	(95)	(204)	8,827	2,400
Net income (loss) from continuing operations	(7,153)	1,017	(13,288)	(5,568)
Discontinued operations:
Net loss from discontinued operations	(398)	(1,168)	(209)	(1,982)
Gain on sale of real estate from discontinued operations	127	585	25,429	8,840
Income tax benefit (expense) from discontinued operations	95	204	(8,827)	(2,400)
Net income (loss) from discontinued operations	(176)	(379)	16,393	4,458
Net income (loss)	(7,329)	638	3,105	(1,110)
Net (income) loss attributable to non-controlling interest	903	(74)	(803)	37
Net income (loss) attributable to American Realty Investors, Inc.	(6,426)	564	2,302	(1,073)
Preferred dividend requirement	(613)	(613)	(1,839)	(1,839)
Net income (loss) applicable to common shares	$(7,039)	$(49)	$463	$(2,912)

Earnings per share - basic
Net income (loss) from continuing operations	$(0.60)	$0.03	$(1.38)	$(0.64)
Net income (loss) from discontinued operations	(0.02)	(0.03)	1.42	0.39
Net income (loss) applicable to common shares	$(0.62)	$-	$0.04	$(0.25)

Earnings per share - diluted
Net income (loss) from continuing operations	$(0.60)	$0.03	$(1.38)	$(0.64)
Net income (loss) from discontinued operations	(0.02)	(0.03)	1.42	0.39
Net income (loss) applicable to common shares	$(0.62)	$-	$0.04	$(0.25)

Weighted average common shares used in computing earnings per share	11,525,389	11,525,389	11,525,389	11,525,389
Weighted average common shares used in computing diluted earnings per share	11,525,389	11,525,389	11,525,389	11,525,389

Amounts attributable to American Realty Investors, Inc.
Net income (loss) from continuing operations	$(6,250)	$943	$(14,091)	$(5,531)
Net income (loss) from discontinued operations	(176)	(379)	16,393	4,458
Net income (loss) applicable to American Realty Investors, Inc.	$(6,426)	$564	$2,302	$(1,073)

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2013	2012
	(dollars in thousands, except share and par value amounts)
Assets
Real estate, at cost	$995,380	$1,031,632
Real estate held for sale at cost, net of depreciation ($151 for 2013 and $4,393 for 2012)	-	17,040
Real estate subject to sales contracts at cost, net of depreciation ($1,861 for 2013 and $15,948 for 2012)	39,794	42,286
Less accumulated depreciation	(164,387)	(160,525)
Total real estate	870,787	930,433
Notes and interest receivable
Performing (including $114,187 in 2013 and $114,275 in 2012 from related parties)	121,361	120,998
Non-performing	3,901	4,175
Less allowance for doubtful accounts (including $15,809 in 2013 and $18,962 in 2012 from related parties)	(20,123)	(21,704)
Total notes and interest receivable	105,139	103,469

Cash and cash equivalents	9,425	17,141
Investments in unconsolidated investees	10,337	8,168
Other assets	69,688	76,134
Total assets	$1,065,376	$1,135,345

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$750,994	$769,201
Notes related to assets held for sale	2,466	18,915
Notes related to subject to sales contracts	28,068	55,976
Stock-secured notes payable and margin debt	24,276	25,765
Related party payables	8,430	10,922
Deferred gain (including $74,303 in 2013 and $71,303 in 2012 from sales to related parties)	76,148	73,148
Accounts payable and other liabilities (including $11,354 in 2013 and $15,746 in 2012 to related parties)	88,829	96,314
	979,211	1,050,241

Shareholders’ equity:
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 3,353,954 shares in 2013 and 2012 (liquidation preference $10 per share), including 900,000 shares in 2013 and 2012 held by subsidiaries. Series K: $2.00 par value, authorized, issued and outstanding 135,000 and 0 shares in 2013 and 2012, respectively (liquidation preference $22 per share), held by TCI (consolidated)	4,908	4,908
Common stock, $0.01 par value, authorized 100,000,000 shares; issued 11,941,174 shares and outstanding 11,525,389 shares in 2013 and 2012	115	115
Treasury stock (Common Stock) at cost; 415,785 shares in 2013 and 2012 and 229,214 shares held by TCI (consolidated) as of 2013 and 2012	(6,395)	(6,395)
Paid-in capital	103,671	105,700
Retained earnings	(50,769)	(53,071)
Accumulated other comprehensive loss	(786)	(786)
Total American Realty Investors, Inc. shareholders' equity	50,744	50,471
Non-controlling interest	35,421	34,633
Total shareholders' equity	86,165	85,104
Total liabilities and shareholders' equity	$1,065,376	$1,135,345